Exhibit 99.1
Premier Exhibitions, Inc. Receives Salvage Award for Recovery of
Titanic Artifacts
Atlanta, Georgia (August 13, 2010) — Premier Exhibitions, Inc. (NASDAQ: PRXI), a leading presenter of museum-quality touring exhibitions around the world, today announced that the United States District Court for the Eastern District of Virginia, Norfolk Division, has issued an opinion granting a salvage award to RMS Titanic Inc., a wholly owned subsidiary of the Company. The salvage award is based upon the Company’s work in recovering and conserving over three thousand artifacts from the wreck of Titanic during its expeditions conducted in 1993, 1994, 1996, 1998, 2000, and 2004.
The Company has been awarded 100% of the fair market value of the artifacts, which the Court set at approximately one hundred ten million dollars. The Court has reserved the right to determine the manner in which to pay the award. It will determine by August 15, 2011, whether to pay the Company a cash award from proceeds derived from a judicial sale, or in the alternative, to issue the Company an award of title the artifacts with certain covenants and conditions which would govern their maintenance and future disposition.
This award is in addition to the approximately 1800 artifacts recovered by RMS Titanic, Inc. in its first expedition to the wreck of Titanic in 1987. Title to these artifacts already rests with RMS Titanic, Inc. pursuant to a 1993 in specie salvage award issued by a French Maritime Tribunal. These artifacts have been appraised at over thirty five million dollars.
“When Sellers Capital won its proxy fight and removed previous management in January 2009, we had two main goals: to stabilize the financial condition of the Company, and to convince the court that we are trustworthy stewards of the Titanic shipwreck and artifacts and would follow a sharply different course than prior management,” stated Mark Sellers, Chairman of the Board of Directors and Managing Member of Sellers Capital LLC, the Company’s largest shareholder. “With this ruling, we believe we’ve now accomplished both of those goals. Christopher Davino deserves much of the credit; he has worked tirelessly and remained laser focused on reaching this outcome.”
“We are very pleased with the decision of the court and believe it reflects the extensive efforts of the Company to embrace its role of Salvor-in-Possession of Titanic,” stated Christopher Davino, Premier Exhibitions, Inc’s President and Chief Executive Officer. “We will continue to honor this role through our upcoming expedition to the wreck of Titanic commencing on August 22, 2010, as well as through our touring exhibit Titanic: The Artifact Exhibition.”
Premier Exhibitions, Inc. will host a conference call to discuss the Court opinion on Friday, August 13, 2010 at 9:00 a.m. (EDT). Investors in the U.S. can access the call by dialing 1-877-879-6209 and international callers may dial 1-719-325-4775. Callers should reference confirmation code 7040923. A transcript of the conference call will be made available on the Company’s website: www.prxi.com.

About RMS Titanic, Inc. — a wholly owned subsidiary of Premier Exhibitions, Inc.
RMS Titanic, Inc., a wholly owned subsidiary of Premier Exhibitions, Inc., is the only company permitted by law to recover objects from the wreck of Titanic. The Company was granted Salvor-In-Possession rights to the wreck of Titanic by a United States Federal Court in 1994 and has conducted seven research and recovery expeditions to Titanic recovering more than 5,500 artifacts. Beginning on August 22, 2010, RMS Titanic, Inc., in partnership with Woods Hole Oceanographic Institution and the Waitt Institute, will conduct a ground-breaking expedition to Titanic 25 years after its discovery, to take innovative measures and virtually raise Titanic, preserving the legacy of the Ship for all time. For more information on the expedition visit www.expeditiontitanic.com.
About Premier Exhibitions, Inc.
Premier Exhibitions, Inc. (NASDAQ: PRXI), located in Atlanta, Georgia, is a leading presenter of museum quality exhibitions throughout the world. Premier is a recognized leader in developing and displaying unique exhibitions for education and entertainment including “Titanic: The Artifact Exhibition”, “BODIES...The Exhibition” and “Dialog in the Dark”. Additional information about Premier Exhibitions, Inc. is available at the Company’s web site www.prxi.com.
Forward Looking Statements
Certain statements and information in this press release may be deemed to be “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, and similar expressions. Although Premier Exhibitions believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate. Any forward-looking statements in this press release are made as of the date hereof, and Premier undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Premier’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors”.
For additional Information:
Investor Contact:
John Stone
Chief Financial Officer
404.842.2600
jstone@prxi.com
Media Contact:
Katherine Seymour
Vice President Public Relations
404.842.2600
kseymour@prxi.com